Delta Air Lines, Inc. 2019-1 EETC Investor Presentation March 6, 2019 Issuer Free Writing Prospectus Filed Pursuant to Rule 433(d) Registration No. 333-230087 March 6, 2019

Safe Harbor Statement This Investor Presentation contains various projections and other forward-looking statements which represent Delta’s estimates or expectations regarding future events. All forward-looking statements involve a number of assumptions, risks and uncertainties, many of which are beyond Delta’s control, that could cause the actual results to differ materially from the projected results. Factors which could cause such differences include, without limitation, business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, as well as the “Risk Factors” discussed in Delta’s SEC filings. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of the date of this presentation, and which Delta has no current intention to update. This Investor Presentation highlights basic information about Delta and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Delta has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this Investor Presentation relates (the “Prospectus Supplement”). Before you invest, you should read such prospectus and the Prospectus Supplement (including the risk factors described in the Prospectus Supplement) and other documents Delta has filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Delta, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the Prospectus Supplement if you request it by calling Credit Suisse at 1-800-221-1037, Citigroup Global Markets, Inc. at 1-212-723-6171, Deutsche Bank Securities Inc. at 1-800-503-4611, or Wells Fargo Securities at 1-800-645-3751.

Transaction Overview Delta Air Lines, Inc. (“DAL” or “Delta”) intends to raise $500,000,000 through the offering of two classes of Pass Through Certificates, Series 2019-1 (the “Certificates” or “DAL 2019-1”) Class AA face amount of $425,000,000 Class A face amount of $75,000,000 The Equipment Notes underlying the Certificates will have the benefit of a security interest in 10 Airbus and 4 Boeing aircraft that were delivered new to Delta in 2018 2 Airbus A220-100 aircraft delivered in December 2018 6 Airbus A321-200 aircraft delivered between August and November 2018 4 Boeing 737-900ER aircraft delivered between November and December 2018 2 Airbus A350-900 aircraft delivered between May and June 2018 The Certificates offered in the transaction will include two classes, each with bullet maturities Class AA senior tranche with a 5.1 year maturity and a 49.0% Initial / 56.8% Max Loan-to-Value ratio (“LTV”)(1) Class A junior tranche with a 5.1 year maturity and a 57.6% Initial / 66.9% Max LTV(1) No additional aircraft will be financed to increase the offering size of the Class AA or Class A Certificates Delta will retain the option to offer one or more subordinate classes at any time on or after the issuance date of the Certificates The transaction’s legal structure will include: Liquidity facilities covering three successive semi-annual interest payments on the Class AA and Class A Certificates Interest on Eligible Pool Balance of the Class A Certificates is paid ahead of principal on the Class AA Certificates Sole Structuring Agent: Credit Suisse Joint Lead Bookrunners: Credit Suisse, Citi, Deutsche Bank, and Wells Fargo Securities Liquidity Facility Provider: Commonwealth Bank of Australia, acting through its New York Branch (1) Initial LTV for each of Class AA and Class A calculated as of March 13, 2019, which is assumed to be the closing date of the offering (the “Closing Date”). Max LTV is calculated as of October 25, 2023, which is assumed to be the last regular distribution date preceding the Final Expected Distribution Date

(1) Initial LTV for each of Class AA and Class A calculated as of March 13, 2019, which is assumed to be the Closing Date. Max LTV is calculated as of October 25, 2023, which is assumed to be the last regular distribution date preceding the Final Expected Distribution Date. (2) The Final Legal Distribution Date for each class of Certificates is 18 months after the Final Expected Distribution Date for the relevant Certificates, which represents the period corresponding to the applicable Liquidity Facility coverage on such Certificates of three successive semiannual interest payments. Summary of the Certificates Offering (2) (1) Class AA Class A Aggregate Face Amount $,425,000,000 $75,000,000 Expected Ratings (Moody's / Fitch) Aa3 / A+ A3 / A- Initial LTV / Max LTV 49.0% / 56.8% 57.6% / 66.9% Expected Principal Distribution (in years from Issuance Date) 5.0999999999999996 5.0999999999999996 Regular Distribution Dates April 25 and October 25 April 25 and October 25 Final Expected Distribution Date $45,407 $45,407 Final Legal Distribution Date $45,955 $45,955 Liquidity Facility Coverage 3 semiannual interest payments 3 semiannual interest payments Interest Rate Fixed rates, semiannual payments, 30/360 day count Fixed rates, semiannual payments, 30/360 day count Minimum Denomination $2,000 and integral multiples of $1,000 in excess thereof $2,000 and integral multiples of $1,000 in excess thereof

Key Structural Elements Two Classes of Certificates Class AA and Class A Certificates will each have bullet maturities Each class of Certificates will benefit from a separate Liquidity Facility covering three semiannual interest payments Additional Certificates(1) Delta retains the option to issue additional subordinated classes of Certificates at any time on or after the Closing Date Cross-Collateralization and Cross-Default of all Aircraft The Equipment Notes will be cross-collateralized by all aircraft in the portfolio All indentures will include cross-default provisions Waterfall Same waterfall both before and after an Indenture Event of Default Interest on Eligible Pool Balance of the Class A Certificates is paid ahead of principal on the Class AA Certificates Buyout Rights After a Certificate Buyout Event, subordinated Certificate holders have the right to purchase all (but not less than all) of the then outstanding more senior classes of Certificates at par plus accrued and unpaid interest (1) See preliminary Prospectus Supplement for further details

Aircraft Collateral Summary (1) Appraised value is calculated using the lesser of the median and mean (“LMM”) values of each aircraft as appraised by Aircraft Information Services, Inc. (“AISI”), Morten Beyer & Agnew, Inc. (“mba”) and BK Associates, Inc. (“BK”). An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. See Appendix II of the Preliminary Prospectus Supplement for information regarding each appraiser’s appraisal methodology (2) The minimum collateral cushion is calculated as of October 25, 2023, the regular distribution date with the Max LTV set forth under “Loan to Aircraft Value Ratios” in the Summary of the Preliminary Prospectus Supplement (3) Assumes that the appraised value of the aircraft depreciates by 3% per year The initial aggregate Appraised Value is $867,950,000(1) indicating an initial collateral cushion of approximately 51.0%(2) and 42.4%(2) on the Class AA and Class A Certificates, respectively, which decreases over time based on assumed depreciation of appraised collateral value(3) TBU Aircraft Aircraft Registration Serial Delivery Appraised Value ($mm)(1) No. Type Number Number Month AISI BK mba LMM 1 Airbus A220-100 N103DU 50022 43437 $31.52 $38.39 $34.08 $34.08 31520000 38390000 34080000 34080000 2 Airbus A220-100 N104DU 50023 43462 31.52 38.5 34.08 34.08 31520000 38500000 34080000 34080000 3 Airbus A321-211 N360DN 8388 43336 50.44 51.56 52.83 51.56 50440000 51560000 52830000 51560000 4 Airbus A321-211 N361DN 8423 43343 50.46 51.56 52.83 51.56 50460000 51560000 52830000 51560000 5 Airbus A321-211 N362DN 8447 43357 50.57 51.71 53.12 51.71 50570000 51710000 53120000 51710000 6 Airbus A321-211 N363DN 8502 43371 50.75 51.79 53.12 51.79 50750000 51790000 53120000 51790000 7 Airbus A321-211 N364DX 8530 43391 50.97 52 53.42 52 50970000 52000000 53420000 52000000 8 Airbus A321-211 N365DN 8536 43411 51.18 52.21 53.72 52.21 51180000 52210000 53720000 52210000 9 Boeing 737-900ER N907DN 32010 43410 46.38 53.57 49.46 49.46 46380000 53570000 49460000 49460000 10 Boeing 737-900ER N909DN 64880 43429 47.13 54.4 50.22 50.22 47130000 54400000 50220000 50220000 11 Boeing 737-900ER N910DU 32011 43441 46.63 53.76 49.72 49.72 46630000 53760000 49720000 49720000 12 Boeing 737-900ER N911DQ 64882 43442 46.72 53.87 49.72 49.72 46720000 53870000 49720000 49720000 13 Airbus A350-941 N510DN 0204 43244 141.86000000000001 146.97 145.12 144.65 141860000 146970000 145120000 144650000 14 Airbus A350-941 N511DN 0210 43264 142.26 147.38999999999999 145.91999999999999 145.19 142260000 147390000 145920000 145190000 TOTAL $838.39 $897.68 $877.36 $867.95

2019-1 Collateral Fleet High quality, recently delivered (2018) aircraft collateral with long term strategic importance to Delta Diversified mix of narrowbody and widebody aircraft, including Delta’s newest small narrowbody (the A220-100) and largest widebody (the A350-900) aircraft Aircraft Type By appraised value (LMM) (1) Aircraft Size TBU depending on pool (1) Lesser of the median and mean values of each aircraft as appraised by AISI, BK and mba. By appraised value (LMM) (1)

Strategic Importance to Delta

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Airbus A220-100

- 40 of these aircraft on order/delivered plus a purchase commitment for 50 of the larger A220-300 variant confirms Delta's commitment to the A220 family
- A220-100[(1)] aircraft is an important strategic investment for Delta, enabling it to refresh its fleet and drive advances in the customer experience
- Expected economics coupled with the best-in-class onboard product gives Delta a significant competitive advantage on routes requiring smaller gauge

Airbus A321-200

- Significant range and relatively low seat mile costs make the A321-200 an integral part of Delta's U.S. domestic network and upgauging strategy; Delta has 127 of these aircraft on order/delivered
- Significant training and parts commonality with existing A319-100 and A320-200 fleets
- Customer satisfaction has been best-in-class among Delta fleets

Boeing 737-900ER

- 130 of these aircraft on order/delivered validates strategic importance in the Delta fleet
- 2,800 mile range efficiently replaces the vast majority of Boeing 757-200 missions
- Relatively low seat mile costs and high operational reliability
- Significant training and parts commonality with existing Boeing 737-700/800 models

Airbus A350-900

- 25 of these aircraft on order/delivered
- A350-900s offer best-in-class seat mile cost economics among Delta's widebody fleet and are a step function improvement over the Boeing 747-400 it replaced
- Aircraft also offers largest cargo volume in Delta's fleet

(1) Currently manufactured by C Series Aircraft Limited Partnership with the description CSALP BD-500-1A10

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A220-100 Aircraft Characteristics A220 features fuel efficient PW1519G engines Aircraft configured with 109 total seats 12 First Class recliner seats with high resolution 13.3" In-Flight Entertainment (“IFE”) 15 Delta Comfort+ seats with high resolution 10.1" IFE 82 Main Cabin seats with high resolution 10.1" IFE Modern interior features seat-back screens, 2Ku Wi-Fi and among the widest seats of any narrowbody aircraft High-capacity overhead bins, extra-large windows and full-spectrum LED ambient lighting Aircraft Importance to Delta 4 aircraft in fleet with additional 36 on order plus purchase commitment for 50 of the larger A220-300 variant (total of 90 A220 family aircraft) A220-100 aircraft is an important strategic investment for Delta, enabling it to refresh its fleet and drive advances in the customer experience Currently Delta’s A220-100s are scheduled to fly on top domestic business routes in 2019, including inaugural flights from Delta's hub at New York's LaGuardia airport to Boston and Dallas/Ft. Worth Source: Delta Air Lines, Inc. as of December 31, 2018

A321-200 Aircraft Characteristics Delta’s A321-200 offers 34 more seats than the A320 and has more than 400 miles of additional range These aircraft feature CFM56-5B3 engines with 33,000 lbs of thrust A321-200 aircraft are configured with 191 total seats 20 First Class recliner seats with high resolution 11" IFE 29 Delta Comfort+ seats with high resolution 9" IFE 142 Main Cabin seats with high resolution 9" IFE Delta’s A321-200 are outfitted with an interior featuring high-capacity overhead bins, Delta’s latest in-flight entertainment offerings, full spectrum LED ambient lighting and in-flight Wi-Fi Aircraft Importance to Delta Delta has 65 aircraft delivered and an additional 62 on order Given their seat count, range and low seat costs, the A321-200 is an integral part of Delta’s U.S. short and medium haul domestic network and upgauging strategy, with some service to the Caribbean Significant training and parts commonality with existing A319 and A320 fleets Customer satisfaction has been best-in-class among Delta fleets Source: Delta Air Lines, Inc. as of December 31, 2018

737-900ER Aircraft Characteristics The Boeing 737-900ER extends the Boeing 737NG family to 180 seats and offers more premium seats compared to the 737-800 Aircraft configured with 180 total seats 20 recliner seats in the First Class cabin with high resolution 11" IFE 21 Delta Comfort+ seats with high resolution 9" IFE 139 Main Cabin seats with high resolution 9" IFE Attractive three-class seating capacity Aircraft cabin has Boeing’s “Sky Interior” with Wi-Fi and a full-spectrum LED lighting system Aircraft Importance to Delta 112 Boeing 737-900ER aircraft in fleet with additional 18 on firm order 2,800 mile range efficiently replaces more than 90% of 757-200 missions Ability to reach entire West Coast from Atlanta fully loaded, even with winter winds Relatively low seat mile costs and operational reliability make 737-900ER a great fit for the North American market, including coast-to-coast travel in the U.S., and from the U.S. to Mexico, Costa Rica, and the Caribbean islands Significant training and parts commonality with existing 737-800 and -700 models Source: Delta Air Lines, Inc. as of December 31, 2018

A350-900 Aircraft Characteristics

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DELTA

- A350-900 has an 8,000 mile range, state-of-the-art customer comfort and Trent XWB-84 engines
- Aircraft configured with 306 total seats
  - 32 Delta One suites with flat-bed seats and high resolution 18" IFE
  - 48 Delta Premium Select seats with high resolution 13" IFE
  - 36 Delta Comfort+ seats with high resolution 11" IFE
  - 190 Main Cabin seats with high resolution 11" IFE
- Designed for long-haul travel, attractive four cabin layout provides comfort that's customizable to customer needs
- Aircraft cabin equipped with larger overhead bin storage, Wi-Fi and advanced LED lighting intended to reduce feeling of jetlag

Aircraft Importance to Delta

- 11 A350-900 aircraft in service with additional 14 on order
- A350-900s offer best-in-class seat cost economics among Delta's widebody fleet and are a step function improvement over the 747-400 it replaced
- A350-900s operate in strategically important Transatlantic and Transpacific markets, connecting major domestic and international hubs on three continents
- Aircraft also offers largest cargo volume in Delta's fleet

Source: Delta Air Lines, Inc. as of December 31, 2018

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